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                                      ZeBu
                            595 Market Street, 6th Floor
                              San Francisco, CA  94105





June 13, 2000

MAIL STOP 0406

The Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549
Attn:  Jennifer Ours
       Division of Corporation Finance

                    RE:  REGISTRATION STATEMENT ON FORM S-1
                         (REGISTRATION NO. 333-31440 OF ZEBU)


     Pursuant to Rule 477 promulgated under the Securities Act of 1933, Zebu ("the Company") respectfully requests consent to withdraw its Registration Statement on Form S-1 (Registration No. 333-31440) originally filed March 1, 2000. The Company does not intend to pursue a public offering of its common stock at this time.

                                               Sincerely,

                                               /s/Steven H. Gerber

                                               Steven H. Gerber
                                               President